Exhibit 99.1

Hycroft Once Again Drills Best Hole Ever

21.2 meters of 2,359.68 g/t silver

Multiple intervals exceeding 6,000 g/t silver

WINNEMUCCA, NV, January 14, 2025 – Hycroft Mining Holding Corporation (Nasdaq: HYMC) (“Hycroft” or “the Company”) announces additional drill results from the 2024 exploration drill program (the “Drill Program”) at the Hycroft Mine, located in Nevada, a Tier-1 mining jurisdiction.

Highlights from the drilling include:

●	Hole H24D-6018 was drilled to the southeast approximately 60 meters from Hole H24D-6010 designed to test the extension of Brimstone up-dip

●	Robust drill results continue to confirm continuity of Brimstone high-grade silver dominant trend, extending mineralization along strike and up-dip

●	See Table 1 for additional information

Brimstone drill highlights:

●	H24D-6018:	21.2 meters of 2,359.68 g/t Ag and 0.38 g/t Au (30.81 g/t AuEq) Including:

●	7.3 meters of 6,278.23 g/t Ag and 0.59 g/t Au (81.55 g/t AuEq)
●	including 0.2 meters of 80,017.00 g/t Ag and 1.62 g/t Au (1,033.42 g/t AuEq)

Alex Davidson, Vice President, Exploration commented: “Hole 6018 topped Hole 5753 as the best hole ever drilled at Hycroft in its more than 40-year history. The results from this Brimstone hole firmly establish high-grade continuity up-dip approximately 60 meters from Hole 6010, reported October 16, 2024. Our strategy of using a multi-disciplined approach, utilizing geochemical, structural, assay, and geophysical data collected from this year for exploration is paying off as we continue to define the geometry of Brimstone. The presence of coarse grain argentotetrahedrite and chalcopyrite crystals and aligned geochemistry from the high-grade zone suggests that Brimstone is derived from and more proximal to a magmatic source as previously mentioned in the October 16, 2024, news release. This is important because it is a significant shift from what the Hycroft deposit has been previously described as - a low sulfidation system. We are continuing to gain a clearer picture of the substantial opportunities for high-grade mineralization in the significantly under-explored Hycroft system”.

Diane R. Garrett, President and CEO commented: “As we have said before – Hycroft is an untold story and the drill results to date confirm that. Hycroft was always considered a large low-grade system but the two high-grade silver dominant trend discoveries over the past year are dispelling that view. In addition to the excellent performance by our exploration team, the final metallurgical test work for the engineering study is progressing positively. Congratulations to the entire Hycroft team for concluding another year maintaining a TRIFR (total reportable injury frequency rate) of 0.00 and achieving more than 1,500 days of no lost-time-incidents (“LTI’s”)”.

Table 1.

Significant intercepts from 2024 Drill Program, Brimstone

Gold Equivalent (“AuEq”) is calculated at a gold-to-silver ratio of 77.55:1 (based on $1900 gold and $24.50 silver)

Hole ID	FROM	TO	INTERVAL	GRADE
Brimstone	(meters)	(meters)	(meters)	Ag (g/t)	Au (g/t)	AuEQ (g/t)
H24D-6018	73.8	91.4	17.6	23.68	0.49	0.79
Including	74.6	75.0	0.3	274.00	1.37	4.90
	222.9	228.8	5.9	30.53	0.37	0.77
	306.6	327.9	21.2	2,359.68	0.38	30.81
Including	317.4	324.7	7.3	6,278.23	0.59	81.55
Also Including	317.4	317.6	0.2	80,017.00	1.62	1,033.42

Exploration Drill Program

The Drill Program was designed to improve continuity within the recently discovered high-grade silver trends (Vortex and Brimstone), extend mineralization along strike and at depth, and test new exhibiting potential for high-grade within and outside the currently known resource. Through this work, the Company hopes to develop opportunities to mine higher-grade ore early in the mine plan, thereby enhancing project economics. The Drill Program completed 9,058 meters of core drilling. The drilling is being conducted by Timberline Drilling Incorporated of Elko, NV. Assays are being completed by ALS Geochemistry of Reno, NV. The Company’s Qualified Person is Alex Davidson, Vice President, Exploration.

Corporate Update

The Company has concluded the 2024 exploration drill program completing 9,058 meters of core drilling. Additional assays are pending. The program was hugely successful in continuing to expand the two-silver dominant high-grade trends at both Brimstone and Vortex. The technical team is assimilating the drill data, geophysics, mapping and surface samples to further enhance its new and evolving understanding of the Hycroft system and select prospective targets for a future drill program. The Company ended 2024 with approximately $49.6 million in unrestricted cash and remains in compliance with its debt covenants.

About Hycroft Mining Holding Corporation

Hycroft Mining Holding Corporation is a US-based gold and silver company developing the Hycroft Mine, among the world’s largest precious metals deposits located in northern Nevada, a Tier-One mining jurisdiction. After a long history of oxide heap leaching operations, the Company is focused on completing the technical studies to transition the Hycroft Mine into the next phase of commercial operations for processing the sulfide ore. In addition, the Company is engaged in a robust exploration drill program to further expand the newly discovered high-grade dominant silver systems and unlock the full potential of this worldclass asset.

For further information, please contact:

info@hycroftmining.com
www.hycroftmining.com

Cautionary Note Regarding Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation, estimates and expectations of future production, reserve estimates, exploration outlook and expected expenditure, and operational and financial performance. The exploration target does not represent, and should not be construed to be, an estimate of a mineral resource or mineral reserve, as ranges of potential tonnage and grade (or quality) of the exploration target are conceptual in nature; there has been insufficient exploration of the relevant property or properties to estimate a mineral resource; and it is uncertain if further exploration will result in the estimation of a mineral resource. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties, assumptions and other factors, which could cause actual results to differ materially from future results expressed or implied by the “forward-looking statements”. Such assumptions, include, but are not limited to the key assumptions set forth on page 4 hereof. Investors are also encouraged to refer to the Company’s Form 10-K for its fiscal year 2023, filed with the SEC on March 14, 2024 , as updated by Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024, and September 30, 2024 filed with the SEC on May 7, 2024, August 6, 2024, and November 5, 2024, respectively, as well as Hycroft’s other SEC filings for additional information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

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